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                                                                   EXHIBIT 3.2

                          CERTIFICATE OF AMENDMENT
                                     OF
                        CERTIFICATE OF INCORPORATION
                                     OF
                                  NNG, INC.
                          (a Delaware corporation)

     NNG, Inc., (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

     FIRST:  The Corporation has received payment for its stock.

     SECOND: The Board of Directors of the Corporation believes that it is in the best interests of the Corporation to amend the First Article of the Amended and Restated Certificate of Incorporation.

     THIRD: The amendment to the Amended and Restated Certificate of Incorporation of the Corporation set forth below was approved by unanimous written consent of the Corporation's Board of Directors and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     FOURTH: The sole stockholder of the Corporation considered and voted in favor of the amendment.

     FIFTH: The First Article of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

             "FIRST: The name of the corporation is Northrop Grumman Corporation. (the "Corporation")."


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     IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Amendment on this 2nd day of April, 2001

                              NNG, INC.

                              By:
                                 ----------------------------------
                                 John H. Mullan, Secretary



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